Exhibit 99.1

FOR IMMEDIATE RELEASE

IRIDEX Reports 2012 Second Quarter Results

Mountain View, Calif. – August 2, 2012 – IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter ended June 30, 2012. Due to the sale of the Company’s aesthetics laser business in February 2012, the Company’s financial statements reflect the results of its aesthetics laser business as discontinued operations and the following commentary relates to the results of its continuing ophthalmology business.

•

Revenues from ophthalmology were $8.4 million in the second quarter of 2012, up from $8.1 million in the prior year comparable period and up sequentially from $8.3 million in the first quarter of 2012.

•

For the second quarter of 2012, net income from continuing operations was $0.4 million or $0.04 per diluted share, compared with net income from continuing operations of $0.9 million or $0.09 per diluted share reported in the second quarter of 2011. Net income for both periods includes other income of approximately $0.8 million associated with the settlement payment from a 2007 patent lawsuit.

•

Gross margin for the second quarter of 2012 was 48.7%, comparable to 48.7% in the prior year period. While the gross margins were just below our guided range, several non-recurring adjustments impacted cost of revenues in the period and indicate the Company’s ability to drive gross margins to its target of 50% in the coming periods.

•

As anticipated, operating expenses edged up in the second quarter of 2012 to $4.5 million compared to $3.7 million in the prior year period. Costs in the second quarter of 2012 included major trade shows as well as increased spending on new marketing and product development initiatives.

•

Guidance for third quarter: The Company expects to achieve revenue between $8.4 million and $8.8 million, gross margins between 49% and 51% and operating expenses between $4.2 million and $4.4 million and anticipates being at breakeven for operating income.

President and CEO Dominik Beck said, “Demand and delivery of both capital equipment and consumable products remained stable in the second quarter with a number of promising improvements. On the consumables side of the business, sales of our glaucoma product continued to strengthen following a focused marketing campaign that began at the beginning of 2012. In addition, our licensing and distribution partnership is delivering strong results and current indications are for this to continue. This success is a validation of our M&A strategy as the small acquisition of RetinaLabs has already paid for itself several times over, and we anticipate similar impacts from our Ocunetics acquisition following the planned product launch in early 2014.”

Beck continued, “As we indicated last quarter, we anticipate that our increased investments in people and programs across the organization will drive overall sales growth in the second half of the year, and we intend to balance our investments in line with our revenue growth to maintain profitability for the year.

“The most exciting marketing feedback I have received this quarter, for both clinical and investor audiences, is the accelerating adoption of MicroPulse™ for treatment of diabetic macular edema (DME). We have been working on economic models that make sense to the doctor and healthcare systems to encourage their adoption of this new treatment paradigm that has multiple benefits to the patient, and we are starting to see these models impact the purchasing decisions of our customer base. Furthermore, our experiences in DME have led us to explore opportunities for MicroPulse in the treatment of glaucoma. We are working with a number of key opinion leaders in glaucoma who have begun to explore how our minimally invasive technology can improve on the current standard of care for treating glaucoma. If the results of these initiatives indicate an equivalent or better outcome than currently available options, we could see a significant impact to our revenues as this is a large market opportunity.”

During the second quarter 2012, the Company continued to execute its share repurchase program. Since the beginning of 2011, approximately 240,000 shares have been repurchased at an average price of $3.93. In May 2012, the Board of Directors approved an extension of the Company’s share repurchase program through March 2013 and an increase in the amount of cash available for the program to a total of $4 million.

1H 2012 Business Highlights

•

The Company launched a new non-invasive, in-office glaucoma procedure based on its proprietary MicroPulse technology. The new glaucoma therapy, a tissue-sparing, repeatable therapy called MicroPulse Laser Trabeculoplasty (MLT), was introduced by IRIDEX at the recent American Society of Cataract and Refractive Surgery (ASCRS).

•

The Company announced the first use of MicroPulse Laser Therapy (MPLT), using the IQ 577 laser coupled with EndoProbe® instrumentation. This is the first time tissue-sparing laser therapy has been delivered through an intraocular fiber-optic probe in a surgical setting marking another important milestone towards intraocular MPLT approaches to treating a broader range of sight-threatening disease, including glaucoma.

•

The Company closed the sale of its aesthetics business to Cutera, Inc. for approximately $5.1 million. The sale allows the resources of the entire organization to now focus on the substantial and growing opportunity in the worldwide retina and glaucoma markets.

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, August 2, 2012 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-2333 (U.S.) or (480) 629-9724 (International) and quoting Conference ID 4555596, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, August 2, 2012 through Thursday, August 9, 2012 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4555596. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology and otolaryngology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the Company’s website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the size and growth of markets in which the Company operates, the success of the Company’s marketing and sales efforts, MicroPulse laser therapy, the Company’s growth strategy, the Company’s acquisition strategy, sales revenue growth, operational plans and the Company’s projected fiscal 2012 financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 which were filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Company Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
Chief Financial Officer	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com

TABLES FOLLOW

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Total revenues	$8,445	$8,085	$16,750	$16,281
Cost of revenues	4,334	4,147	8,653	8,259

Gross profit	4,111	3,938	8,097	8,022

Operating expenses:
Research and development	1,106	890	2,288	1,853
Sales and marketing	2,122	1,786	3,986	3,564
General and administrative	1,233	1,022	2,409	2,105

Total operating expenses	4,461	3,698	8,683	7,522

(Loss) income from operations	(350)	240	(586)	500
Other (expense) income, net	752	803	725	807

Income from continuing operations before income taxes	402	1,043	139	1,307
Provision for income tax	5	144	7	223

Income from continuing operations, net of tax	397	899	132	1,084

(Loss) income from discontinued operations, net of tax	(61)	10	(223)	391
Gain on sale of discontinued operations, net of tax	—	—	2,032	—

(Loss) income from discontinued operations, net of tax	(61)	10	1,809	391

Net income	$336	$909	$1,941	$1,475

Net (loss) income per share:
Basic
Continuing operations	$0.04	$0.10	$0.01	$0.12
Discontinued operations	0.00	0.00	0.21	0.04

Net income	$0.04	$0.10	$0.22	$0.16

Diluted
Continuing operations	$0.04	$0.09	$0.01	$0.10
Discontinued operations	(0.01)	0.00	0.18	0.04

Net income	$0.03	$0.09	$0.19	$0.14

Weighted average shares used in computing net income per share
Basic	8,983	8,961	8,958	8,962

Diluted	10,286	10,231	10,270	10,223

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$13,785	$10,789
Accounts receivable, net	5,924	5,551
Inventories, net	7,539	6,659
Prepaids and other current assets	1,228	464
Current assets of discontinued operations	558	6,043

Total current assets	29,034	29,506
Property and equipment, net	388	325
Intangible assets, net	653	745
Goodwill	533	533
Other long-term assets	170	199
Restricted cash related to discontinued operations	510	—
Non-current assets of discontinued operations	4	841

Total assets	$31,292	$32,149

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,139	$1,580
Accrued compensation	1,296	1,180
Accrued expenses	1,037	1,920
Accrued warranty	525	556
Deferred revenue	800	1,014
Current liabilities of discontinued operations	79	2,663

Total current liabilities	5,876	8,913
Long-Term Liabilities:
Other long-term liabilities	649	810

Total liabilities	6,525	9,723

Stockholders’ Equity:
Convertible preferred stock	5	5
Common stock	93	92
Additional paid-in capital	42,692	42,032
Accumulated other comprehensive loss	—	(35)
Treasury stock, at cost	(1,374)	(1,078)
Accumulated deficit	(16,649)	(18,590)

Total stockholders’ equity	24,767	22,426

Total liabilities and stockholders’ equity	$31,292	$32,149